UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 18, 2019

LANTHEUS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36569	35-2318913
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

331 Treble Cove Road, North Billerica, MA	01862
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (978) 671-8001

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

As previously disclosed on March 25, 2019, Cesare Orlandi, M.D., the Chief Medical Officer of Lantheus Holdings, Inc. (the “Company”), informed the Company of his intention to retire. In connection with his retirement, Dr. Orlandi entered into a letter agreement (the “Retirement Agreement”) with Lantheus Medical Imaging, Inc., the Company’s operating subsidiary (“LMI”), pursuant to which Dr. Orlandi will continue to serve as our Chief Medical Officer until September 2, 2019 (the “Retirement Date”) or, if earlier, the date on which LMI appoints a new Chief Medical Officer.

Pursuant to the Retirement Agreement, subject to his satisfaction of certain obligations, Dr. Orlandi will receive (i) a cash separation payment of $384,120.93, representing seven (7) months of his annual base salary and a pro rata portion of his target bonus amount, based upon the approximately eight (8) months of the fiscal year elapsed through the Retirement Date, and (ii) reimbursement for COBRA premiums for up to twelve months following the Retirement Date, in addition to any amounts required by law or the terms of LMI’s policies and benefit plans. The Retirement Agreement includes a confirmation of the restrictive covenants to which Dr. Orlandi is currently subject, including certain confidentiality, non-competition, non-solicitation, no-hire, and invention assignment covenants, and a release of claims in favor of LMI, its affiliates and certain other persons.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LANTHEUS HOLDINGS, INC.

By:	/S/ Michael P. Duffy
Name:	Michael P. Duffy
Title:	General Counsel, Senior Vice President, Law and Public Policy, and Secretary

Date: April 19, 2019